UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2014

FIVE BELOW, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Market Street
Suite 2000
Philadelphia, PA 19103
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (215) 546-7909

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Form Award Agreement

On June 24, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Five Below, Inc. (the “Company”), as administrator of the Five Below, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”), approved new forms of Non-Qualified Stock Option Agreement for Executives and Employees. In addition, the Committee approved a new form of Award Agreement for Restricted Stock Units, which provides for time-based and performance-based vesting conditions. Each of the new form award agreements is attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Equity Awards

On June 24, 2014, the Committee approved grants of non-qualified stock options and restricted stock units under the Plan to certain employees of the Company, including Kenneth R. Bull, one of the Company’s named executive officers. The number of non-qualified stock options and restricted stock units granted to Mr. Bull and the approximate grant date fair value of the awards is as follows:

Named Executive Officer	Non-qualified Stock Options	Target Number of Restricted Stock Units	Grant Date Fair Value
Kenneth R. Bull	9,392	4,520	$350,000

Pursuant to the Plan and Mr. Bull’s option award agreement, 50% of the option grant will vest and become exercisable two years after the vesting commencement date, June 24, 2014, and the remaining 50% will vest and become exercisable in 25% increments on each of the third and fourth anniversaries of vesting commencement date, subject generally to Mr. Bull’s continued employment with the Company. In addition, Mr. Bull’s restricted stock units will vest contingent on the Company’s achievement of specified levels of cumulative adjusted operating income for fiscal years 2014, 2015 and 2016, and are subject generally to his continued service during the performance period.  Mr. Bull is eligible to receive from 50% to 150% of the target number of restricted stock units awarded if at least the specified threshold level of adjusted operating income is achieved.

As previously announced on June 8, 2014, the Company entered into an employment letter with Joel D. Anderson which provided for certain equity awards to be effective on the date Mr. Anderson begins service with the Company. On June 24, 2014, the Committee, in connection with approving the new form of award agreements described above, approved each equity award agreement for Mr. Anderson. The equity award grants to Mr. Anderson include a performance-based vesting restricted stock unit award with a target value of $600,000, which has the same terms as described above for Mr. Bull.

The award agreements for the performance-based restricted stock units granted to each of Messrs. Bull and Anderson provide that if a change in control of the Company occurs during the grantee’s service with the Company, his performance-based vesting restricted stock units will fully vest at the target level. If the grantee ceases to be employed by the Company as a result of his death or disability, his performance-based vesting restricted stock units will remain outstanding during the three-year performance period and the grantee will vest in a prorated portion (based on the his service over the three-year performance period) of his performance-based vesting restricted stock units that would otherwise have vested based on satisfaction of the applicable performance goal.

Each option award and restricted stock award described above for Messrs. Bull and Anderson is subject to the terms and conditions of the Plan and the new forms of Non-Qualified Stock Option Agreement for Executives and Award Agreement for Restricted Stock Units, respectively, which other than as disclosed herein, is in substantially the form attached hereto as Exhibits 10.1 and 10.3.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 24, 2014, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). A total of 54,267,225 shares of the Company’s common stock were entitled to vote as of May 6, 2014, the record date for the Annual Meeting, of which 51,065,082 were present in person or by proxy at the Annual Meeting. The following is a summary of the final voting results for each matter presented to shareholders.

PROPOSAL 1: Election of two Class II Directors to hold office until the 2017 Annual Meeting of Shareholders.

Nominee	For	Withheld	Broker Non-Votes
Steven J. Collins	21,480,076	27,323,817	2,261,189
Thomas M. Ryan	48,283,402	520,491	2,261,189

PROPOSAL 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 31, 2015.

For	Against	Abstentions	Broker Non-Votes
50,825,901	71,566	167,615	—

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Non-Qualified Stock Option Agreement for Executives.

10.2	Form of Non-Qualified Stock Option Agreement for Employees.

10.3	Form of Award Agreement for Restricted Stock Units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Below, Inc.
Date: June 30, 2014	By:	/s/ Kenneth R. Bull
		Name:	Kenneth R. Bull
		Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Form of Non-Qualified Stock Option Agreement for Executives.

10.2	Form of Non-Qualified Stock Option Agreement for Employees.

10.3	Form of Award Agreement for Restricted Stock Units.